UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2004

Cano Petroleum, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50386	98-040164
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

The Oil & Gas Commerce Building
309 West 7th Street, Suite 1600
Fort Worth, TX 76102
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 698-0900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election to Directors; Appointment of Principal Officers.

                On December 10, 2004, Cano Petroleum, Inc. (the “Company”) appointed Gerald W. Haddock to the Company’s Board of Directors.  Mr. Haddock currently serves as a director of ENSCO International (NYSE: ESV), of which he was one of three founding directors in December 1986, and is a former director of Crescent Real Estate Equities (NYSE: CEI), which he helped found in 1994.

                In addition to serving as a member of the Company’s Board of Directors, Mr. Haddock has agreed to provide certain management and financial consulting services to the Company. In consideration for such services, the Company has agreed to grant Mr. Haddock options to purchase 50,000 shares of the Company’s common stock at an exercise price of $4.00 per share.  Such options become exercisable six months from the grant date (the “Vest Date”) and expire ten years from the Vest Date.  In addition, the Company may grant Mr. Haddock options (the “Additional Options”) to purchase an additional 50,000 shares of the Company’s common stock at an exercise price of $4.00 per share, exercisable for a period of ten years.  The grant of the Additional Options shall be at the discretion of the Board of Directors of the Company.

                Mr. Haddock has not been named to a committee of the Board of Directors and the Company at this time has not determined which, if any, committee of the Board of Directors Mr. Haddock will be named.

                Except as described above: (1) there was no arrangement or understanding between Mr. Haddock and any other person pursuant to which Mr. Haddock was selected as a director, and (2) there was no transaction during the last two years, or any proposed transactions, to which the Company was or is to be a party, in which Mr. Haddock had or is to have a direct or indirect material interest.

Item 9.01       Financial Statements and Exhibits.

 (a) Financial statements of business acquired.

                Not Applicable

 (b) Pro forma financial information.

                Not Applicable

 (c) Exhibits:

10.1	Stock Option Agreement dated December 16, 2004

99.1	Press Release dated December 13, 2004 announcing the appointment of Gerald W. Haddock to the Board of Directors of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    December 16, 2004

CANO PETROLEUM, INC.

By:	/s/ Michael Ricketts
Michael Ricketts
Chief Financial Officer